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
                                                                                                 Exhibit  12.1
                                                                                                 -------------

RATIO OF AVAILABLE  EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED  FIXED CHARGES AND PREFERRED  STOCK
DIVIDENDS



                                                                            Year Ended
                                                 ------------------------------------------------------------------

                                                     1996          1995         1994        1993          1992
                                                 ------------- ------------- ----------- ------------ -------------

Net income before income taxes                     $71,731       $41,933      $49,680      $57,291      $45,217

Fixed charges (interest expense, net of
   non-recourse interest expense, other CMO
   expenses and provision for losses)              128,309       162,762      143,278      82,586        56,341
                                                 ------------- ------------- ----------- ------------ -------------

Total  Available Earnings (as defined)             $200,040      $204,695     $192,958    $139,877      $101,588
                                                 ============= ============= =========== ============ =============

Preferred Stock Dividend
     Requirements                                  $10,009        $2,746         -            -            -

Ratio of Available Earnings
     to Fixed Charges                               1.56:1        1.26:1       1.35:1      1.69:1        1.80:1
                                                 ============= ============= =========== ============ =============

Ratio of Available Earnings to Combined
   Fixed Charges and Preferred Stock
   Dividends                                        1.52:1        1.25:1       1.35:1      1.69:1        1.80:1
                                                 ============= ============= =========== ============ =============
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